Exhibit 16.1

July 17, 2017

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

We have read the statements concerning our firm contained in the Form 8-K of Prime Global Capital Group Incorporated dated and filed with the Securities and Exchange Commission on July 17, 2017 , and are in agreement with those statements.

Very truly yours

/s/ Centurion ZD CPA Limited

Centurion ZD CPA Limited

Hong Kong, China